 Exhibit 11.1

                          NEWFIELD EXPLORATION COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
         (In thousands of dollars, except share and per share amounts)


                                Three Months Ended        Nine Months Ended
                                   September 30,            September 30,
                                 1996        1995         1996       1995
                              ----------  ----------   ---------- ----------
Net income for earnings
      per share               $   8,673   $   3,769    $  24,551  $  11,589
                              =========   =========    =========  =========
Earnings per share            $    0.46   $    0.21    $    1.32  $    0.64
                              =========   =========    =========  =========

Calculation of weighted
     average shares
     outstanding:

     Common stock,
     weighted average         17,495,538  17,116,130  17,392,702  16,903,584
     Common stock
     equivalents               1,279,135   1,183,294   1,173,213   1,101,347
                              ----------- ----------- ----------- ------------
     Total common stock
     and equivalents
     outstanding for
     earnings per share       18,774,673  18,299,424  18,565,915  18,004,931
                              ==========  ==========  ==========  ==========